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                                                                  EXHIBIT 10.3

                              CONSULTING AGREEMENT

                  WHEREAS, The Chromaline Corporation, 4832 Grand Avenue, Duluth, Minnesota, a Minnesota corporation ("Chromaline"), is desirous of retaining the services of Thomas L. Erickson, 20 S. 26th Avenue East, Duluth, Minnesota 55812 ("Consultant"), as a Consultant; and

                  WHEREAS, the parties have agreed as to the terms and conditions of a consulting arrangement between Chromaline and Consultant; and

                  WHEREAS, the terms and conditions of such consulting arrangement are to be set forth herein;

                  NOW, THEREFORE, BE IT AGREED AS FOLLOWS:

                  1. Chromaline retains Consultant to consult with Chromaline, on an unrestricted basis, with respect to assisting Chromaline in any area Chromaline desires and is agreeable to by Consultant. Consultant will be compensated as set forth herein, and is an independent contractor, not an employee, of Chromaline. Consultant agrees to be personally responsible for any FICA or income taxes imposed upon the monies paid him hereunder.

                  2. Chromaline will compensate and reimburse the Consultant for expenses as follows:

                  a. Consulting fees will be paid in the following way: $10,000 in third quarter 1998, $10,000 in fourth quarter 1998, and $60,000 in fourth quarter 1998 as prepayment for calendar 1999.

                  b. Reasonable expenses, including travel and accommodations, appropriately documented, will be reimbursed to Consultant within 14 days of submission of these expenses. Travel and accommodations expenditures are to be authorized by Chromaline prior to being expended, and Chromaline will confirm each period of Consultant's activities hereunder prior to it being commenced.

                  3. The term of this contract is from July 13, 1998 through December 31, 1999.

                  4. Consultant, to induce Chromaline to enter into this Agreement, further represents and agrees with Chromaline as follows:

                  a. Consultant's expertise has been acquired by him in a legal fashion, and h is under no specific written restriction or other legal restriction as a result of any prior or current employment or other activity which prohibits, limits or bars his availability to Chromaline as a Consultant within the terms of this Agreement.


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                  b. Consultant does not have access to or possession of any trade secrets of any competitor of Chromaline, and is free to divulge information to Chromaline without restriction and will be fully forthcoming with all information requested.

                  c. Consultant will hold his relationship with Chromaline confidential for a period of no less than 4 years following the last date of Consultant's activity for Chromaline under this Agreement, any extension hereof, or any other agreement between him and Chromaline.

                  d. Any and all information acquired by Consultant from Chromaline, if a trade secret, will be held confidential and not disclosed forever, and any other information will be held confidential for a period of at least 4 years following the conclusions of Consultant's activities hereunder, any extension hereof, or any other agreement between Consultant and Chromaline.

                  e. Without written prior approval by Chromaline, Consultant will not, in a consulting capacity or otherwise, reveal or use any information provided by him to Chromaline or obtained by him from Chromaline for any other purpose other than communication to Chromaline.

                  f. All inventions which Consultant may conceive or first reduce to practice in the performance of services for Chromaline, or which are based in whole or in part upon confidential information obtained from Chromaline shall be assigned to Chromaline without cost or charge of any kind. All such inventions shall be promptly and fully disclosed in writing to Chromaline. Also, Consultant agrees to cooperate with Chromaline and to execute such documents or do such other acts as he or they may lawfully do which may be necessary or desirable in the opinion of Chromaline to obtain and maintain Letters of Patent or other rights, and to vest the entire right, title and interest thereto in Chromaline (all without charge to Chromaline). The costs for filing any patent resulting from any such invention shall be paid for by Chromaline provided Chromaline has approved in writing such patent filing.

                  5. Consultant agrees to promptly disclose to Chromaline in writing any invention which is crated by him as a result of his activities hereunder and all such inventions shall be the exclusive property of Chromaline and are hereby assigned to Chromaline, except that if the invention does not relate to the existing or reasonably foreseeable business interests of Chromaline, Chromaline may in its sole discretion, release or license that information to the Consultant upon written request. No additional compensation, in any form, will be due Consultant as a result of such invention or inventions. Consultant will, at Chromaline's expense, give Chromaline all assistance it reasonably requires to perfect, protect and use its rights to inventions. In particular, but without limitation, Consultant will sign all documents, do all things, and supply all information that Chromaline may deem necessary or desirable to transfer or record the transfer of Consultant's entire right, title and

                                      2
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interest in the inventions to Chromaline and to enable Chromaline to obtain patent, copyright and/or trademark protection for inventions anywhere in the world. The obligations of this paragraph shall survive the conclusion of this Agreement with respect to inventions conceiving or made by Consultant as a result of or relating to his consultancy and shall be binding upon the heirs, executors, legal representatives or assigns of Consultant.

                  6. Confidential Information, as stated herein, includes all items set forth in Exhibit 1 hereto.

                  7. This Agreement may be modified only in writing. It will be governed by the laws of the State of Minnesota and is binding on the heirs, successors and assigns of the parties hereto.

                  IN WITNESS WHEREOF, Chromaline and Consultant have executed this Agreement this 22nd day of July, 1998.

                                      THE CHROMALINE CORPORATION



                                      By  /s/ William Ulland
                                          -------------------------------------
                                          William Ulland, Chairman of the Board



                                      CONSULTANT



                                       By  /s/ Thomas L. Erickson
                                           ------------------------------------
                                           Thomas L. Erickson, Consultant


                                      3
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                  It is our policy that the subjects enumerated below be
identified as containing "Confidential Information" of types contemplated in the Consulting Agreement between Chromaline and Consultant executed by July 13, 1998.

                  Customer lists

                  Budgets and forecasts

                  Business plans and schedules

                  Unpublished financial data

                  All documents marked "Confidential" or similarly marked for limited access and all verbal disclosures identified as confidential or similarly described for limited access

                  Confidential price lists

                  Identities of raw and semi-finished materials and their sources

                  Product formulations and compositions

                  Our equipment and how it is laid out

                  Manufacturing processes

                  Employee lists

                  Laboratory notebooks

                  New product development plans and schedules

                  Information gained about our customers which is not commonly known and would be reasonably thought to be helpful to our competitors if it were to become known to them

                  Our compilations and interpretations of information about the marketplace

                  Product costs

                  Our marketing techniques, methods and operations

                  It is the policy of Chromaline to define Confidential Information as:

                  1. information which is not generally known or readily ascertainable by proper means by others; and


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                  2. accrues independent economic value from its secrecy

                  In order to protect Confidential Information, Consultant agrees to observe these rules and practice these procedures:

                  1. Entry into manufacturing areas is prohibited except prior authorization of, and escort by, a reasonable authority.

                  2. Entry into laboratory areas is permitted only by prior authorization of a reasonable authority.

                  3. Discarded Confidential Information will be destroyed rather than merely thrown away.

                  4. Confidential Information will be kept in a central and/or locked location.

                  5. Publications will be screened for Confidential Information.

                  6. Documents will be clearly marked "Confidential" where appropriate.

                  7. When, with the prior agreement of Chromaline, trade secret disclosures are made, all such disclosures will be clearly marked "secret."

                  8. Employee access to documents and computer access codes will be restricted.

                  9. A policy statement will be issued to employees outlining what is considered to be Confidential Information.

                  10. Warn visitors of restricted areas and Confidential Information.

                  Chromaline and Consultant's obligation of confidentiality shall not apply to Confidential Information that:

                  1. Was published or was part of the public knowledge prior to its receipt from Chromaline or Consultant; or

                  2. Became published or part of the public knowledge through no act or failure to act by either Chromaline or Consultant, or is disclosed without restriction to a third party by either party subsequent to the approval of the other party; or

                  3. Was known to Chromaline prior to its receipt from Consultant or was known to Consultant prior to its receipt from Chromaline.

                                 Exhibit 1-2
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                  4. Notwithstanding the stipulations of this Section,
         Consultant shall not be permitted to justify any disregard of the obligations of confidentiality imposed by this Agreement by using information received from Chromaline or representatives to guide a search of publications and other publicly available sources of information, including persons, selecting a series of items of knowledge from unconnected sources and fitting them together by use of the integrated disclosure received from Chromaline.

                  5. If Consultant should be lawfully required by any court or government agency to disclose Confidential Information, Consultant will be permitted to disclose, provided Consultant provides Chromaline with appropriate notice and such disclosure includes written notice to the receiving party that the information disclosed is confidential to Chromaline and is not to be disclosed to others.

                  6. Nothing herein shall be construed to limit the rights of Chromaline to seek civil or criminal judgments in the event of disclosure of Confidential Information.



                                  Exhibit 1-3